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                                                                     EXHIBIT 5.3




Robert J. Regan
(312) 258-5606





                                   March 20, 2002



Illinois Power Company
500 S. 27th Street
Decatur, Illinois 62525-1805

            RE:   ILLINOIS POWER COMPANY - MORTGAGE BONDS

Ladies and Gentleman:

                  We are acting as special Illinois counsel for Illinois Power Company (the "Company") in connection with the registration statement on Form S-3 (the "Registration Statement") with respect to the offering and sale of an aggregate of $500,000,000 of securities, including the Company's Mortgage Bonds (the "Mortgage Bonds") in one or more series.

                  Each series of Mortgage Bonds would be issued pursuant to the General Mortgage Indenture and Deed of Trust dated as of November 1, 1992 between the Company and BNY Midwest Trust Company, as trustee (the "General Mortgage Indenture and Deed of Trust"), and a supplemental indenture providing for the issuance of such series (a "Mortgage Supplemental Indenture") (the General Mortgage Indenture and Deed of Trust, and all indentures supplemental thereto, including a Mortgage Supplemental Indenture, are collectively referred to herein as the "Mortgage").

                  We have examined such documents and matters of law as we deemed necessary as the basis for the opinion expressed below. In making our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as original counterparts, the conformity with the originals of all documents submitted to us as copies, the legal capacity of natural persons, and that all documents, in the forms submitted to us for our review, have not been and will not be altered or amended in any respect material to our opinion as stated in this letter.

                  In rendering the opinion in this letter, we have assumed, without independent investigation or verification, the continued exemption of the contemplated transactions from the requirements of the Public Utility Holding Company Act of 1935, as amended. In addition, in rendering the opinion in this letter, we have assumed, without independent investigation or verification, that: (i) the Registration Statement and any amendments thereto (including post-effective amendments) will comply with all applicable laws;
(ii) a Mortgage Supplemental

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Illinois Power Company
March 20, 2002
Page 2 of 3


Indenture relating to a series of Mortgage Bonds to be issued under the Mortgage will have been duly authorized, executed and delivered by the parties thereto in substantially the form reviewed by us; (iii) the Mortgage will constitute the legal, valid and binding obligation of each party thereto other than the Company, enforceable against such party in accordance with its terms; and (iv) a definitive purchase, underwriting or similar agreement with respect to any Mortgage Bonds offered will have been duly authorized, executed and delivered by the parties thereto.

                  Based upon the foregoing, and subject to the assumptions, exceptions, qualifications and limitations set forth in this letter, we are of the opinion that the Mortgage Bonds will be the valid and binding obligations of the Company, enforceable against the Company in accordance with their terms at such time as:

         (i) the Registration Statement shall have become effective and no stop order shall have been issued by the Securities and Exchange Commission relating thereto;

         (ii) the Illinois Commerce Commission shall have entered an order authorizing the execution and delivery of a Mortgage Supplemental Indenture or Mortgage Supplemental Indentures and the issuance and sale of one or more series of Mortgage Bonds, and said order shall remain in effect;

         (iii) the terms of the Mortgage Bonds and of their issuance and sale shall have been duly established in conformity with resolutions of the Board of Directors of the Company (or a committee thereof);

         (iv) the Mortgage Bonds shall have been duly executed, authenticated, issued and delivered in accordance with the provisions of the Mortgage (including the applicable Mortgage Supplemental Indenture) and the applicable definitive purchase, underwriting or similar agreement approved by the Board of Directors of the Company (or a committee thereof);

         (v) a prospectus supplement describing the Mortgage Bonds offered thereby shall have been prepared and filed with the Securities and Exchange Commission; and

         (vi) the Mortgage Bonds shall have been issued and sold in compliance with applicable federal and state securities laws and in the manner stated in the Registration Statement and the applicable prospectus supplement.

         The foregoing opinion is subject to the due filing of the applicable Mortgage Supplemental Indenture for record in the manner prescribed with respect to real estate mortgages and the issuance and sale of the Mortgage Bonds thereunder before the intervention of any lien to which the Mortgage is not expressly made subject, or not expressly excepted by the Mortgage, and subject to the reservations, encumbrances and restrictions recited in the granting clause of, and as provided in, the Mortgage or referred to in the prospectus included in the Registration Statement under the subcaption "Security" under the caption "Description of the Secured Debt

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Illinois Power Company
March 20, 2002
Page 3 of 3


Securities," and except as the legality, binding effect or enforceability of the Mortgage Bonds may be limited or otherwise affected by (a) bankruptcy, insolvency, fraudulent transfer and conveyance, reorganization, moratorium or similar laws affecting creditors' rights and remedies generally, (b) the application and enforcement of general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether the application and enforcement of such principles is sought or considered in a proceeding in equity or at law), (c) commercial reasonableness and unconscionability and an implied covenant of good faith and fair dealing,
(d) the power of the courts to award damages in lieu of equitable remedies, and
(e) securities laws and regulations and public policy underlying such laws and regulations with respect to rights to indemnification and contribution.

                  The foregoing opinion is limited to the laws of the State of Illinois and the federal laws of the United States of America, and we express no opinion with respect to the laws of any other jurisdiction. The opinion expressed in this letter is as of the date of this letter only and as to the laws covered hereby only as they are in effect on that date, and we assume no obligation to update or supplement the opinion in this letter to reflect any facts or circumstances that may come to our attention after that date or any changes in law that may occur or become effective after that date. The foregoing opinion is limited to the matters expressly set forth in this letter, and no opinion is given or may be inferred beyond the matters expressly set forth in this letter.

                  We hereby consent to the use of this opinion as an exhibit to the Registration Statement to be filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended, and the reference to us under the caption "Validity of Securities" in the prospectus contained in the Registration Statement.

                                         Very truly yours,

                                         SCHIFF HARDIN & WAITE

                                         By: /s/ Robert J. Regan
                                             -----------------------------
                                             Robert J. Regan